Exhibit 99.1

National Bank Holdings Corporation Announces Termination of OCC Operating Agreement

Company Release – October 19, 2015

GREENWOOD VILLAGE, Colo.--(PR Newswire)-- National Bank Holdings Corporation (NYSE: NBHC) today announced that the operating agreement between its subsidiary, NBH Bank,  N.A. (the “Bank”), and its primary regulator, the Office of the Comptroller of the Currency, has been terminated effective immediately. The operating agreement was entered into in December 2010 as part of the Bank’s approval to operate as a de novo bank. The agreement required the Bank to maintain certain capital levels, placed restrictions on its ability to pay dividends and limited its ability to make certain other business decisions.

Tim Laney,  the Company’s Chairman, President and Chief Executive Officer, stated, “The termination of this agreement is another key step in our continued evolution in building a leading community bank franchise, as it indicates that we are operating in a safe and sound manner consistent with regulatory expectations.”

Brian Lilly,  the Company’s CFO, added, “We  now have the flexibility to establish capital levels that are consistent with the Bank’s risk profile and risk management capabilities while prudently maintaining our capital above minimum capital requirements.  This also allows us to continue our focus on deploying our excess capital to increase shareholder value.”

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to shareholder results. National Bank Holdings Corporation operates a network of 98 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado, and Hillcrest Bank in Texas. More information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

National Bank Holdings Corporation

Analysts/Institutional Investors:

Brian Lilly, 720-529-3315

Chief Financial Officer; Chief of M&A and Strategy

blilly@nationalbankholdings.com

or

Media:

Whitney Bartelli, 816-298-2203

Chief Marketing Officer

whitney.bartelli@nbhbank.com

Source: National Bank Holdings Corporation